UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2015

Patriot National, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

(954) 670-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Acquisition Incentive Plan under the 2014 Omnibus Incentive Plan

On February 11, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company adopted the Acquisition Incentive Plan (the “Plan”), a cash-based sub-plan adopted under the Company’s 2014 Omnibus Incentive Plan, to motivate executive officers and key employees of the Company to grow the business through one or more Acquisitions (as defined below) and to promote the retention of such individuals in the Company. Pursuant to the Plan, the plan administrator has broad authority to designate participants in the Plan, determine the terms and conditions of payment of awards under the Plan and establish, amend, suspend, terminate or waive any terms or conditions in accordance with the Plan. Our Chief Executive Officer is designated as the plan administrator, except that, with respect to the grant or payment of awards to any executive officer of the Company (including our Chief Executive Officer), the Compensation Committee will be the plan administrator. In addition, the Compensation Committee may designate, from time to time, another committee or officer of the Company to be the plan administrator.

Under the Plan, on or prior to the closing date of any acquisition by the Company or any of its subsidiaries (whether by merger, equity sale, sale of assets or other business combination of the voting or economic interests of any person or business, or subsidiary, division or the assets thereof, but excluding an acquisition that results in a change in control of the Company) (each, an “Acquisition”), the plan administrator will establish a bonus pool in accordance with the formula set forth in the Plan (which ranges from 1% to 5% of the aggregate consideration paid, or payable, by or on behalf of the Company in the Acquisition, whether in the form of cash, stock, debt securities, or otherwise, the “Deal Size”), select participants who will receive an award and determine their allocation of the bonus pool, in its sole discretion (and in consultation with the Executive Vice President of Mergers and Acquisitions). The plan administrator has the discretion to determine the Deal Size relating to any Acquisition (including, without limitation, whether contingent payouts based upon “earn-outs”, amounts placed into escrow or the principal amount of all indebtedness assumed by the Company in connection with an Acquisition will be included in such determination). The awards granted to participants under the Plan are payable in cash in a lump sum (unless otherwise determined by the plan administrator) on the first payroll date following the closing of an Acquisition (but in no event more than 60 days following such closing); provided that, in the event that the acquired entity, assets or business relating to an Acquisition does not meet or exceed certain target performance measures, objectives or metrics (set by the plan administrator in its discretion, in connection with the entry into or consummation of such Acquisition), then the plan administrator may (i) require repayment of up to 50% of the proceeds of any award paid to the participant in respect of such Acquisition (the “clawback amount”) or (ii) to the extent the participant is employed with the Company and eligible to participate in the Plan, reduce (including down to zero) such participant’s allocation of any future award in connection with any future Acquisition by the clawback amount.

The Compensation Committee may amend, alter, suspend, waive or terminate the Plan at any time, except that no amendment, alteration, suspension, waiver, discontinuance or termination occurring after the closing date of any Acquisition can adversely affect the rights of a participant with respect to any unpaid bonus without such participant’s written consent. The Plan will remain in effect until the date the Compensation Committee terminates the Plan or the date the 2014 Omnibus Incentive Plan is amended, restated or terminated. The obligations of the Company for the payment of awards under the plan are unfunded and unsecured.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2015

PATRIOT NATIONAL, INC.

By:	/s/ Christopher A. Pesch
Name:	Christopher A. Pesch
Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary